Exhibit10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Affinion”, together with the “Company,” the “Companies”), and Scott Lazear (“Executive”) (collectively, the “Parties”) is made as of June 1, 2017 (the “Effective Date”).

WHEREAS, the Companies and Executive have previously entered into an employment agreement, dated as of December 27, 2014 (the “Prior Agreement”);

WHEREAS, the Companies desire to modify the terms of the Prior Agreement and employ Executive pursuant to the terms, provisions and conditions set forth in this employment agreement (the “Agreement”); and

WHEREAS, Executive desires to accept such employment on such terms, provisions and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

Section 1.Employment Period.  Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Companies for a period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed for successive one (1) year periods thereafter unless either the Company or Executive gives at least ninety (90) days’ written notice of its intention not to renew the Employment Period.  Upon Executive’s termination of employment with the Company for any reason, Executive shall, at the request of the Company, immediately resign all positions with the Companies or any of their respective subsidiaries or affiliates, including any position as a member of any of the Companies’ Board of Directors.

Section 2.Terms of Employment.

(a)Position.  During the Employment Period, Executive shall serve as Chief Business Development Officer of the Companies and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, including such other duties as may be prescribed from time to time by the Chief Executive Officer of the Company reasonably consistent with such position.  Executive shall report directly to the Chief Executive Officer of the Company.  lf reasonably requested by the Company’s Board of Directors (the “Board”), Executive hereby agrees to serve (without additional compensation) as an officer and director of any member of the “Affinion Group” (as defined in Section 5(a) below).

(b)Duties.  During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for Executive’s position, subject at all times to the control of the Board, and shall perform such services as customarily are provided by an executive of a corporation with Executive’s position and such other services consistent with Executive’s position, as shall be assigned to Executive from time to time by the Board.  Executive agrees to devote all of Executive’s business time to the business and affairs of the Companies and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently Executive’s responsibilities and obligations hereunder.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving on civic or charitable boards or committees and (ii) managing personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.  In addition, subject to the approval of the Chief Executive Officer and General Counsel of the Company in their sole discretion, if Executive is requested to join the board of directors of another private or public company or investment fund (an “Entity”) and will be able to perform Executive’s duties hereunder despite the effort required for such board position, Executive may serve as a board member of said Entity.

(c)Compensation.

(i)Base Salary.  During the Employment Period, Executive shall receive an initial annual base salary in an amount equal to Three Hundred Forty Thousand Dollars $340,000.00, less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company (as in effect from time to time, the “Annual Base Salary”).  The Annual Base Salary shall be subject to annual review for possible increase, and the Annual Base Salary shall not be reduced without Executive’s consent, unless the reduction is related to a broader compensation reduction that is not limited to Executive and does not exceed 10% of Executive’s Annual Base Salary.  For purposes of this Agreement, the definition of Annual Base Salary shall include all such increases, if any.

(ii)Bonuses.  During the Employment Period, the Company shall establish a bonus plan for each fiscal year of the Company (each, the “Plan”) pursuant to which Executive will be eligible to receive an annual bonus (the “Bonus”).  The Compensation Committee of the Board will administer the Plan and at such time as the Company becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), establish in advance performance objectives for each year in accordance with Section 162(m) of the Code.  In the event that the Company achieves the target established in the Plan based on actual performance, Executive shall be eligible to receive a Bonus in an amount equal to 100% of Executive’s Annual Base Salary (“Target Bonus”).  Subject to Section 4, Executive will be entitled to receive the Bonus only upon the Company’s achievement of the specified performance objectives and if Executive is employed on the last day of the applicable fiscal year.  The Bonus shall become payable in the following fiscal year on or before March 15 provided that the Compensation Committee of the Board certifies that the Company has achieved the applicable performance objectives and determines the amount of the bonus that shall be paid to each executive entitled to receive a bonus for the applicable fiscal year.

(iii)Benefits.  During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Companies to the extent applicable generally to other senior executives of the Companies (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time.

(iv)Expenses.  During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of Executive’s duties hereunder provided that Executive provides all necessary documentation in accordance with the Companies’ policies.

(v)Car Allowance.  During the Employment Period, Executive shall be eligible to receive a monthly car allowance equal to $1,445.00, subject to applicable taxes, in accordance with the Companies’ policy.

(vi)Equity Awards.  During the Employment Period, equity awards previously granted under equity plans of the Companies will remain in effect subject to the terms and conditions of any such award as set forth in the award agreement between the Company and Executive.

Section 3.Termination of Employment.

(a)Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 10(g) of its intention to terminate Executive’s employment.  For purposes of this Agreement, “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Companies.

(b)Cause.  Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below).  For purposes of this Agreement, “Cause” shall mean Executive’s (i) conviction of a felony or a crime of moral turpitude; (ii) conduct that constitutes fraud or embezzlement; (iii) willful misconduct or willful gross neglect; (iv) continued willful failure to substantially perform Executive’s duties under this

Agreement; or (v) a material breach by Executive of this Agreement; provided that in the event of a termination pursuant to clause (iv) or (v), to the extent such failure to perform duties or material breach is subject to cure, the Company shall have notified Executive in writing describing such failure to perform duties or material breach and Executive shall have failed to cure such failure to perform or breach within thirty (30) days after Executive’s receipt of such written notice.

(c)Termination Without Cause.  The Company may terminate Executive’s employment hereunder without Cause at any time; provided, however, that if the Company desires to terminate Executive’s employment hereunder without Cause prior to the first anniversary of the Effective Date, Company shall give Executive at least ninety (90) days’ prior written notice thereof.

(d)Good Reason.  Executive’s employment may be terminated at any time by Executive for Good Reason upon sixty (60) days’ prior written notice following the occurrence of the event giving rise to the termination for Good Reason.  For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Companies without Executive’s consent: (i) any material failure of the Companies to fulfill their obligations under this Agreement, (ii) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Companies, (iii) a material reduction in Executive’s Annual Base Salary or Target Bonus (excluding any diminution related to a broader compensation reduction that is not limited to Executive specifically and that is not more than 10% in the aggregate or any diminution to which Executive consented) or (iv) the relocation of Executive’s primary office to a location more than thirty-five (35) miles from the prior location; provided that any such event shall not constitute Good Reason unless and until Executive shall have provided the Companies with notice thereof no later than sixty (60) days following the initial occurrence of such event and the Companies shall have failed to remedy such event within 30 days of receipt of such notice.

(e)Voluntary Termination.  Executive’s employment may be terminated at any time by Executive without Good Reason upon ninety (90) days’ prior written notice.

(f)Termination as a Result of Non-Renewal of the Employment Period by the Company.  The expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration, on account of the Company giving notice to Executive of its desire not to extend the Employment Period in accordance with Section 1, shall be treated for purposes of this Agreement as a termination without Cause pursuant to Section 4(a).

(g)Notice of Termination.  Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(g).  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(h)Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such Date of Termination is in accordance with Section 3(d) or Section 3(e)) or any later date specified therein pursuant to Section 3(g), as the case may be, (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration, on account of the Company giving notice to Executive of its desire not to extend the Employment Period in accordance with Section 3(f).

Section 4.Obligations of the Company upon Termination.

(a)With Good Reason; Without Cause; Voluntary Termination Within Twelve (12) Months.  If during the Employment Period the Company shall terminate Executive’s employment without Cause, Executive shall terminate Executive’s employment for Good Reason, or Executive shall terminate Executive’s employment without Good Reason prior to the first anniversary of the Effective Date, then the Company will provide Executive with the following payments and/or benefits:

(i)The Company shall pay to Executive as soon as reasonably practicable but no later than sixty (60) days following the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, and (B) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs; provided, that Executive was employed on the last day of such fiscal year (“Accrued Obligations”); and

(ii)The Company will pay Executive, an amount equal to 100% of the sum of (A) Executive’s Annual Base Salary and (B) Executive’s Target Bonus (the “Severance Payments”), such amounts to be paid on a monthly basis over a twenty-four (24) month period; provided, that Executive acknowledges that some or all of the Severance Payments may be subject to the Six-Month Delay provided for under Section 10(l) of this Agreement.

(b)Death or Disability.  If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will provide Executive with the following severance payments and/or benefits: the Company shall pay Executive or Executive’s legal representatives (i) the Accrued Obligations; (ii) a lump sum equal to 100% of Executive’s Annual Base Salary; and (iii) the continuation of death or Disability benefits thereafter in accordance with the terms of such plans of the Companies then in effect (the payments and benefits described in clauses (ii) and (iii), the “Severance Benefits”).  Thereafter, the Companies shall have no further obligation to Executive or Executive’s legal representatives.

(c)Cause; Other than for Good Reason After Twelve (12) Months.  If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason following the first anniversary of the Effective Date, then the Companies shall have no further obligations to Executive other than for payment of the Accrued Obligations and any indemnification rights Executive may have pursuant to Section 9.

(d)Separation Agreement and General Release.  The Company’s obligations to make payments under Sections 4(a)(ii) or 4(b) are conditioned on Executive’s or Executive’s legal representative’s executing a separation agreement and general release of claims against the Companies and their respective affiliates (and their respective officers and directors) in a form substantially similar to that attached hereto as Exhibit A, subject to changes as may be warranted to be made to such release to preserve the intent thereof for changes in applicable laws; provided, that, if Executive should fail to execute (or revokes) such release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payments or Severance Benefits contemplated under this Section 4.  Subject to the foregoing, the Severance Payments or Severance Benefits, as the case may be, shall be paid in full or begin to be paid, as the case may be, on the first payroll period occurring after the date that is sixty (60) days following the Date of Termination (with the first such payment inclusive of any Severance Payments or Severance Benefits that are otherwise payable during such initial sixty (60) day period); provided that Executive acknowledges that some or all of the Severance Payments may be subject to the Six-Month Delay provided for under Section 10(l) of this Agreement.

Section 5.Restrictive Covenants.

(a)Non-Solicitation.  During the Employment Period and ending on the third anniversary of the Executive’s termination of employment with the Company for any reason, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Companies and their respective affiliates (collectively, the “Affinion Group”) to leave the employ of the Affinion Group, or in any way interfere with the relationship between the Affinion Group, on the one hand and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Affinion Group or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Affinion Group to cease doing business with the Affinion Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Affinion Group, on the other hand.

(b)Non-Competition.  Executive acknowledges that, in the course of Executive’s employment with the Affinion Group, Executive has become familiar, or will become familiar, with the Affinion Group’s “Confidential Information” and that such

Executive’s services have been and will be of special, unique and extraordinary value to the Affinion Group.  Therefore, Executive agrees that, during the Employment Period and ending on the second anniversary of Executive’s termination of employment with the Company for any reason (the “Non-Compete Period”), Executive shall not, directly or indirectly, engage in any business that markets, provides, administers or makes available membership-based programs, insurance-based programs, benefit packages as an enhancement to financial institutions or other customer accounts or loyalty-based programs (whether as of the date hereof or during the Non-Compete Period), anywhere in the world in which the Affinion Group is doing business.  For purposes of this Section 5(b), the phrase “directly or indirectly, engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise; provided, however, that nothing in this Section 5(b) shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c)Non-Disclosure; Non-Use of Confidential Information.  Executive shall not disclose or use at any time, either during Executive’s employment with the Companies or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or as required by law or legal process.  Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft.  Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined in Section 5(h)(ii)) of the business of the Affinion Group that Executive may then possess or have under his or her control.

(d)Proprietary Rights.  Executive recognizes that the Affinion Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Affinion Group and Executive in writing.  Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Affinion Group.  Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Companies, or involving the use of the time, materials or other resources of the Affinion Group, shall be promptly disclosed to the Affinion Group and shall become the exclusive property of the Affinion Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e)Enforcement.  If Executive commits a breach of any of the provisions of this Section 5 or Section 6 below, the Companies shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Companies are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Companies and that money damages will not provide an adequate remedy to the Companies.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Companies at law or in equity.  Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement.

(f)Blue Pencil.  If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Companies agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(g)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 5 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

(h)Certain Definitions.

(i)As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Affinion Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Affinion Group or any predecessors thereof concerning (A) the business or affairs of the Affinion Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii)As used herein, the term “ Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Affinion Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Companies together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6.Non-Disparagement.  During the period commencing on the Effective Date and continuing until the third anniversary of the Executive’s termination of employment for any reason, neither Executive nor his or her agents, on the one hand, nor the Companies formally, or their respective senior executives or board of directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his or her agents, any of the Companies’ officers, directors or employees).  The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Companies’ officers, directors or employees; provided, that in the case of Executive, such statements are made in the course of carrying out his or her duties pursuant to this Agreement.

Section 7.Severance Payments.  In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Affinion Group, if Executive violates Section 5 or Section 6 hereof, any Severance Payments then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay and Executive’s right to receive such Severance Payments shall terminate and be of no further force or effect.

Section 8.Executive’s Representations, Warranties and Covenants.

(a)Executive hereby represents and warrants to the Companies that:

(i)Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(ii)the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii)Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(iv)upon the execution and delivery of this Agreement by the Companies and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(v)Executive understands that the Companies will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(vi)as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b)The Companies hereby represent and warrant to Executive that:

(i)the Companies have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Companies;

(ii)the execution, delivery and performance of this Agreement by the Companies does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Companies are a party or any judgment, order or decree to which the Companies are subject;

(iii)upon the execution and delivery of this Agreement by the Companies and Executive, this Agreement will be a legal, valid and binding obligation of the Companies, enforceable in accordance with its terms; and

(iv)the Companies understand that Executive will rely upon the accuracy and truth of the representations and warranties of the Companies set forth herein and the Companies consent to such reliance.

Section 9.Indemnification.  The Company shall secure directors’ and officers’ liability insurance for the benefit of Executive on terms at least equal to those applicable to the other directors and officers of the Company (which insurance, for Executive, shall provide for advancement of defense costs) and shall indemnify Executive to the maximum extent permitted under the General Corporate Law of Delaware.

Section 10.General Provisions.

(a)Severability.  It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)Entire Agreement and Effectiveness.  Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may be related to the subject matter hereof in any way (including the Prior Agreement, but excluding any stock options or equity awards granted under any equity compensation plans maintained by the Company or any affiliate, to the extent applicable).

(c)Successors and Assigns.

(i)This Agreement is personal to Executive and without the prior written consent of the Companies shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)This Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns.  The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Companies to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.  As used in this Agreement, “Companies” shall mean the Companies as hereinbefore defined and any successor to their business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d)Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e)Enforcement.

(i)Arbitration.  Except for disputes arising under Sections 5 and 6 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Companies of the controversy, claim or dispute to binding arbitration in New York (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.  In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator.  The decision and award made by the arbitrator shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  Each party shall bear its or his or her costs and expenses in any such arbitration and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his or her reasonable attorney’s fees and costs.

(ii)Remedies.  All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii)Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Companies and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S.  mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Companies, to:

Affinion Group Holdings, Inc.
6 High Ridge Park
Stamford, CT 06905
Facsimile: (203) 956-1206
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park New York, NY 10036
Facsimile: (212) 872-1002
Attention: Adam Weinstein, Esq.

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h)Withholdings Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive any termination of Executive’s employment under this Agreement.

(j)Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  All references to a “Section” in this Agreement are to a section of the Agreement unless otherwise noted.

(k)Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l)Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision.  Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section l.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Executive’s separation from service (as such term is defined in Treas. Regs. Section l.409A-l(h), including the default presumptions thereunder) for any reason other than death (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Executive would have received during such six-month period if no such payment delay had been imposed), and (ii) the date of Executive’s death (the “Six-Month Delay”).  Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the Date of Termination for purposes of this Agreement.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.  To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that Executive has provided the Companies written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Companies’ expense reimbursement policies.  Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.  Notwithstanding any of the foregoing to the contrary, the Companies and their respective officers, directors, employees or agents make no guarantee that the terms of this Agreement complies with, or is exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A.  Executive shall have no legally binding right to any distribution or payment made to Executive in error.

(m)Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

AFFINION GROUP, INC.

By:
Name:
Title:

EXECUTIVE

Scott Lazear

EXHIBIT A

GENERAL RELEASE

1.Termination of Employment.  Scott Lazear (“Executive”) acknowledges that Executive’s last day of employment with Affinion Group Holdings, Inc. (together with Affinion Group, Inc., the “Company”) is(the “Termination Date”).

2.Full Release.  For the consideration set forth in the Employment Agreement, by and between the Company and Executive, dated as of, 201_ (the “Employment Agreement”) and for other fair and valuable consideration therefor, Executive, for Executive, Executive’s heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, officers, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this General Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of Executive’s employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, vested and accrued amounts under employee benefit plans of the Company, or Executive’s right to indemnification and directors and officers insurance as provided in Section 9 of the Employment Agreement.

3.Waiver of Rights Under Other Statutes.  Executive understands that this General Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA’’), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Connecticut Fair Employment Practices Act; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, Connecticut) that in any way relate to Executive’s employment or the termination of Executive’s employment.

4.Informed and Voluntary Signature.  No promise or inducement has been made other than those set forth in this General Release.  This General Release is executed by Executive without reliance on any representation by Company or any of its agents.  Executive states that Executive is fully competent to manage Executive’s business affairs and understands that Executive may be waiving legal rights by signing this General Release.  Executive hereby acknowledges that Executive has carefully read this General Release and has had the opportunity to thoroughly discuss the terms of this General Release with legal counsel of Executive’s choosing.  Executive hereby acknowledges that Executive fully understands the terms of this General Release and its final and binding effect and that Executive affixes Executive’s signature hereto voluntarily and of Executive’s own free will.

5.Waiver of Rights Under the Age Discrimination Act.  Executive understands that this General Release, and the release contained herein, waives all of Executive’s claims and rights under the ADEA.  The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this General Release is executed.  The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this General Release.  For a period of seven (7) days following execution of this General Release, Executive may revoke the terms of this General Release by a written document received by the General Counsel of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this General Release.  This General Release will not be effective until said revocation period has expired.  Executive acknowledges that Executive has been given up to [21/45]1 days to decide whether to sign this General Release.  Executive has been advised to consult with an attorney prior to executing this General Release and has been given a full and fair opportunity to do so.

6.Miscellaneous.

(a)This General Release shall be governed in all respects by the laws of the State of Connecticut without regard to the principles of conflict of law.

(b)In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)This General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)The paragraph headings used in this General Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this General Release.

(e)This General Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and Executive.  If any dispute should arise under this General Release, it shall be settled in accordance with the terms of the Employment Agreement.

(f)This General Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

[1]	Insert 45 days in the event of a layoff of two or more employees.

IN WITNESS WHEREOF, the Parties hereto have executed this General Release on this           day of             .

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

AFFINION GROUP, INC.

By:
Name:
Title:

EXECUTIVE

Scott Lazear

19